EXHIBIT 12.2 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                          Year Ended December 31
                                            2000       1999        1998       1997       1996

                                                      (in millions, except ratios)
                                          -----------------------------------------------------
Earnings

Income (Loss) Before Income Taxes         $  865.6   $ (165.5)   $  920.2   $  916.7   $  567.8
Fixed Charges                                197.1      155.2       138.3      101.1       71.9
                                          --------   --------    --------   --------   --------
Adjusted Earnings                         $1,062.7   $  (10.3)   $1,058.5   $1,017.8   $  639.7
                                          ========   ========    ========   ========   ========

Combined Fixed Charges and Preferred
      Stock Dividends

Interest and Debt Expense                 $  181.8   $  137.8    $  119.9   $   84.9   $   58.5
Amortization of Deferred Debt Costs            2.4        2.4         3.3        0.7         --
Portion of Rents Deemed
      Representative of Interest (a)          12.9       15.0        15.1       15.5       13.4
Preferred Stock Dividends                       --         --         2.9       19.5       19.5
                                          --------   --------    --------   --------   --------
Total Combined Fixed Charges and
      Preferred Stock Dividends           $  197.1   $  155.2    $  141.2   $  120.6   $   91.4
                                          ========   ========    ========   ========   ========

Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock
      Dividends                                5.4       (0.1)        7.5        8.4        7.0

(a) Generally deemed to be one-third of rental expense.


                                       1